Exhibit 99.1

news release

Ovintiv Reports First Quarter 2021 Financial and Operating Results

Strong start to 2021 accelerates debt paydown

Highlights:

•	First quarter 2021 net earnings of $309 million ($1.16 per share diluted), cash from operating activities of $827 million and non-GAAP cash flow of $890 million

•	Generated $540 million of non-GAAP free cash flow in the quarter and reduced total debt by $467 million to $6.4 billion

•	Exceeded divestiture target with more than $1.1 billion in announced asset sales; well ahead of year-end 2022 target; previously announced Duvernay asset sale closed today

•	Leveraged dynamic operational execution, multi-basin optionality and strong realized prices for products across the portfolio to offset the production and cash flow impacts of winter storm Uri

•	Continued to deliver leading well cost efficiencies through the application of innovation and technology

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Accelerated expected achievement of $4.5 billion total debt target to the first half of 2022 and updated year-end 2021 total debt target to be less than $5 billion at $50 WTI oil and $2.75 NYMEX natural gas prices

•	Reiterated $1.5 billion full-year 2021 capital guidance and updated full-year crude and condensate(1) guidance to 190 Mbbls/d to reflect asset sales

DENVER, April 28, 2021 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its first quarter 2021 financial and operating results. In addition, the Company accelerated its $4.5 billion total debt target timeline to the first half of 2022 and forecasts its year-end 2021 total debt to be less than $5 billion, assuming $50 WTI oil and $2.75 NYMEX natural gas prices.

The Company plans to hold a conference call and webcast at 9 a.m. MT (11 a.m. ET) on April 29, 2021. Please see dial-in details within this release, as well as additional details on the Company’s website at www.ovintiv.com.

“This quarter we continued our track record of delivery” said Ovintiv CEO, Doug Suttles. “Our strong start to 2021 demonstrates our industry-leading operational capability, our focus on maximizing free cash generation, and our ability to manage risk. During winter storm Uri, our operating team kept production online longer and brought it back sooner than many of our peers. In addition, our multi-basin portfolio minimized impacts. Our marketing team also delivered another quarter of strong realized prices. Our continued application of innovation and technology to maximize efficiency led to another quarter of industry leading well cost performance. We delivered significant free cash flow, which along with the proceeds from recent divestitures has allowed us to materially accelerate our debt reduction target.”

First Quarter 2021 Financial and Operating Results

Ovintiv posted strong financial results during the first quarter.

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The Company recorded net earnings in the first quarter of $309 million, or $1.16 per diluted share of common stock. These results include a $156 million current income tax recovery ($0.59 per share diluted).

•	First quarter cash from operating activities was $827 million, non-GAAP cash flow was $890 million and capital investment totaled $350 million, resulting in $540 million of non-GAAP free cash flow.

Ovintiv’s operational performance and multi-basin portfolio mitigated the impact of severe winter weather on the Company’s production and financial results during the first quarter.

•	Average total production was 538 thousand barrels of oil equivalent per day (MBOE/d) and crude and condensate production averaged 198 Mbbls/d.

1.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

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Total Costs for the first quarter were $12.93 per barrel of oil equivalent (BOE) and were negatively impacted by an elevated foreign exchange ratio of approximately 0.79 US$/C$ (vs. guidance of 0.75 US$/C$), as well as higher production mineral and other taxes due to higher commodity prices.

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Administrative expense in the quarter, excluding long-term incentive costs, was $87 million. Costs in the quarter were higher than guidance ($70 – $74 million) primarily due to $13 million in consulting and restructuring costs associated with announced dispositions.

The Company delivered strong realized prices in the quarter.

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First quarter 2021 average realized prices including hedge of $48.27 per barrel for oil and condensate, $19.14 per barrel for other NGLs (C2-C4) and $3.10 per thousand cubic feet (Mcf) for natural gas, resulted in a total average realized price of $29.58 per BOE. Ovintiv realized first quarter total hedging losses of $156 million, before-tax.

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First quarter 2021 average realized prices excluding hedge of $56.24 per barrel for oil and condensate (97% of WTI), $21.90 per barrel for other NGLs (C2-C4) and $3.08 per Mcf for natural gas (114% of NYMEX) resulted in a total average realized price of $32.85 per BOE.

Ovintiv is the “New E&P”

Ovintiv has led the industry’s transformation to a new business model and has a demonstrated track record in capital efficiency, operational and environmental excellence, generating free cash flow and returning cash to shareholders.

Suttles said, “We are focused on generating free cash flow and delivering quality returns. Our priorities today are clear—reduce debt, maintain scale, drive efficiencies, and return cash to shareholders. Our progress is evident across the business but highlighted by the fact we’ve reduced total debt by almost $1 billion in the last three quarters. 2021 is expected to be our fourth consecutive year of free cash flow generation.”

Debt Target – During the first quarter, Ovintiv accelerated its $4.5 billion total debt target to the first half of 2022 due to underlying business strength and expected proceeds from asset sales. The Company expects its year-end 2021 total debt balance to be less than $5 billion at $50 WTI oil and $2.75 NYMEX natural gas prices.

Ongoing focus on ESG – Ovintiv is targeting a 33% methane intensity reduction by 2025. This target is linked to the compensation for all Ovintiv employees. Ovintiv has been a leader in sustainability disclosure, and multiple Ovintiv executives are engaged in emissions-related leadership roles in the industry’s largest trade associations. Flared and vented gas was less than 0.40% of total sales volumes during the first quarter. This is down from approximately 0.5% in the fourth quarter of 2020.

Duvernay Asset Sale Closed

Today, the Company closed on the previously announced sale of its Duvernay assets in Western Alberta. Proceeds from the sale will be used for debt reduction. Ovintiv expects the previously announced sale of its Eagle Ford assets will close before the end of the second quarter.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Asset Highlights

The Company continued to demonstrate industry-leading capital efficiencies across its Core 3 asset areas during the first quarter. Operational efficiency gains and supply chain management successfully neutralized cost inflation, building on the Company’s already industry leading cost performance with leading pacesetter well costs. The team’s dynamic response to winter storm Uri meant production in Texas and Oklahoma stayed online longer at the start of the storm and was back up sooner, resulting in a minimal impact to production and no change to full-year expectations resulting from the storm.

Permian

Permian production averaged 101 MBOE/d (82% liquids) in the quarter. The Company averaged three gross rigs, drilled 22 net wells, and had 24 net wells turned in line (TIL).

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In the Permian, drilling and completion (D&C) costs averaged $480 per foot year-to-date. Drilling efficiency gains and Simul-Frac completions continued to drive Permian operational outperformance during the first quarter, including a new 6.9-day spud-to-rig release pacesetter.

Ovintiv also began sourcing wet sand from a local mine in Howard County which is expected to supply sand for more than 65% of remaining 2021 operations, leading to cost savings of more than $100,000 per well.

Anadarko

Anadarko production averaged 126 MBOE/d (63% liquids) in the quarter. The Company averaged two gross rigs, drilled 14 net wells, and had seven net wells TIL.

In STACK, D&C costs averaged $440 per foot year-to-date, 4% lower than the previously released 2021 guidance and 8% lower than the 2020 average. The team also achieved a record operational quarter with a nine-day spud-to-rig-release average and a 6.2-day pacesetter well.

In SCOOP, five Springer wells were brought on-line in the quarter with an average D&C cost of $5.2 million with oil performance exceeding expectations.

Montney

Montney production averaged 231 MBOE/d (24% liquids) in the quarter. The Company averaged four gross rigs, drilled 26 net wells and had 18 net wells TIL.

Year-to-date Montney D&C well costs averaged $380 per foot, or 16% below the 2020 program average. Approximately 80% of wells in the play were completed using Simul-Frac technology. Facilities costs per well in the Montney averaged less $200 thousand in the quarter, or 17% lower than the 2020 average.

Base Assets

There were two net wells drilled in the Bakken which are expected to be TIL in the second quarter.

For additional information, please refer to the 1Q 2021 Results Presentation at https://investor.ovintiv.com/presentations-events.

Dividend Declared

On April 28, 2021, Ovintiv’s Board declared a dividend of $0.09375 per share of common stock payable on June 30, 2021 to common stockholders of record as of June 15, 2021.

Conference Call Information

A conference call and webcast to discuss the Company’s first quarter results will be held at 9 a.m. MT (11 a.m. ET) on April 29, 2021. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv’s website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

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Capital Investment and Production

(for the three months ended March 31)	1Q 2021	1Q 2020
Capital Expenditures (1) ($ millions)	350	790

Oil (Mbbls/d) (2)	146.5	162.5
NGLs – Plant Condensate (Mbbls/d)	51.4	52.7
Oil & Plant Condensate (Mbbls/d)	197.9	215.2
NGLs – Other (Mbbls/d)	77.7	94.6
Total Liquids (Mbbls/d)	275.6	309.8
Natural gas (MMcf/d) (3)	1,576	1,569

Total production (MBOE/d)	538.3	571.3

(1)	Including capitalized overhead costs.
(2)	Primarily tight oil, including minimal medium and light crude oil volumes.
(3)	Primarily shale gas, including minimal conventional natural gas.

First Quarter Summary

(for the three months ended March 31) ($ millions, except as indicated)	1Q 2021	1Q 2020
Cash From (Used In) Operating Activities
Deduct (Add Back):	827	566
Net change in other assets and liabilities	(6)	(52)
Net change in non-cash working capital	(57)	83
Current tax on sale of assets	—	—

Non-GAAP Cash Flow (1)	890	535

Non-GAAP Cash Flow Margin (1) ($/BOE)	18.39	10.29

Non-GAAP Cash Flow (1)	890	535
Less: Capital Expenditures (2)	350	790

Non-GAAP Free Cash Flow (1)	540	(255)

Net Earnings (Loss) Before Income Tax
Before-tax (Addition) Deduction:	133	561
Unrealized gain (loss) on risk management	(271)	904
Impairments	—	(277)
Restructuring charges	(6)	—
Non-operating foreign exchange gain (loss)	(2)	(104)
Gain (loss) on divestitures	—	—
Gain on debt retirement	—	11

Adjusted Net Earnings (Loss) Before Income Tax	412	27
Income tax expense (recovery)	119	—

Non-GAAP Operating Earnings (Loss) (1)	293	27

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.
(2)	Including capitalized overhead costs.

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Realized Pricing Summary

(for the three months ended March 31)	1Q 2021	1Q 2020
Liquids ($/bbl)
WTI	57.84	46.17
Realized Liquids Prices (1)
Oil	47.44	48.99
NGLs – Plant Condensate	50.65	46.80
Oil & Plant Condensate	48.27	48.46
NGLs – Other	19.14	7.89

Total NGLs	31.69	21.80

Natural Gas
NYMEX ($/MMBtu)	2.69	1.95
Realized Natural Gas Price (1) ($/Mcf)	3.10	1.97

(1)	Prices include the impact of realized gain (loss) on risk management.

Total Costs

(for the three months ended March 31) ($ millions, except as indicated)	1Q 2021	1Q 2020
Total Operating Expenses	1,643	1,884
Deduct (add back):
Market optimization operating expenses	653	462
Corporate & other operating expenses	—	(2)
Depreciation, depletion and amortization	308	534
Impairments	—	277
Accretion of asset retirement obligation	6	9
Long-term incentive costs	42	(35)
Restructuring costs	6	—
Current expected credit losses	—	5

Total Costs (1)	628	634

Divided by:
Production Volumes (MMBOE)	48.4	52.0

Total Costs (1) ($/BOE)	12.93	12.17

Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	1.23	1.01
Upstream transportation and processing	6.96	6.40
Upstream operating, excluding long-term incentive costs	3.07	3.34
Administrative, excluding long-term incentive costs, restructuring costs and current expected credit losses	1.67	1.42

Total Costs (1) ($/BOE)	12.93	12.17

(1)	Calculated using whole dollars and volumes. Total Costs is a non-GAAP measure as defined in Note 1.

Debt to Adjusted Capitalization

($ millions, except as indicated)	March 31, 2021	December 31, 2020
Long-Term Debt, including current portion	6,418	6,885
Total Shareholders’ Equity	4,134	3,837
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746

Adjusted Capitalization	18,298	18,468

Debt to Adjusted Capitalization (1)	35%	37%

(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Hedge Volumes as of April 19, 2021

Oil & Condensate Hedges ($/bbl)	2Q 2021	3Q 2021	4Q 2021	2022
WTI Swaps	40 Mbbls/d	30 Mbbls/d	30 Mbbls/d	—
Swap Price	$47.54	$46.37	$46.37

WTI 3-Way Options	80 Mbbls/d	85 Mbbls/d	85 Mbbls/d	10 Mbbls/d
Short Call	$51.44	$53.92	$53.92	$65.00
Long Put	$42.12	$44.66	$44.66	$55.97
Short Put	$32.90	$34.79	$34.79	$45.00

WTI Costless Collars	15 Mbbls/d	15 Mbbls/d	15 Mbbls/d	—
Short Call	$45.84	$45.84	$45.84
Long Put	$35.00	$35.00	$35.00

Natural Gas Hedges ($/Mcf)	2Q 2021	3Q 2021	4Q 2021	2022
NYMEX Swaps	—	165 MMcf/d	165 MMcf/d	100 MMcf/d
Swap Price		$2.51	$2.51	$2.60

NYMEX 3-Way Options	1,090 MMcf/d	1,030 MMcf/d	980 MMcf/d	100 MMcf/d
Short Call	$3.36	$3.37	$3.36	$3.00
Long Put	$2.87	$2.87	$2.89	$2.54
Short Put	$2.50	$2.50	$2.50	$2.00

NYMEX Costless Collars	—	—	—	100 MMcf/d
Short Call				$2.80
Long Put				$2.50

Price Sensitivities for WTI Oil (1) ($ MM)

WTI Oil Hedge Gains (Losses) by Quarter
Period	$40	$50	$60	$70
2Q21	49	(18)	(127)	(250)
3Q21	56	(10)	(106)	(224)
4Q21	56	(10)	(106)	(224)

2Q21 – 4Q21 Total	161	(38)	(339)	(698)

(1)	Hedge positions and hedge sensitivity estimates based on Hedge positions as at 04/19/2021. Does not include impact of basis positions.

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Price Sensitivities for NYMEX Natural Gas (1) ($ MM)

NYMEX Natural Gas Hedge Gains (Losses) by Quarter

Period	$1.50	$2.00	$2.50	$3.00
2Q21	38	38	38	1
3Q21	51	43	35	(7)
4Q21	51	43	35	(7)

2Q21-4Q21 Total	140	124	108	(13)

(1)	Hedge positions and hedge sensitivity estimates based on Hedge positions as at 04/19/2021. Does not include impact of basis positions.

Note: Company has additional hedges on Butane and Propane not included in the above tables.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil and NGLs. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

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Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

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Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring costs and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring costs and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

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Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

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ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: anticipated cost savings, capital efficiency and sustainability thereof; operational flexibility and benefits of the Company’s multi-basin portfolio; anticipated success of and benefits from technology and innovation; expected activity and investment levels; ability to meet targets, including with respect to capital efficiency, cash flow generation, debt reduction, scale and emissions-related performance, and the timing thereof; estimated hedging revenue and sensitivity to commodity prices; timing of closing and expectation that closing conditions and regulatory approvals will be satisfied and capital investment scenarios and associated production. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions contained herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: suspension of or changes to guidance, and associated impact to production; ability to generate sufficient cash flow to meet obligations; commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; risks associated with decommissioning activities, including timing and costs thereof; and other risks and uncertainties as described in the Company’s Annual Report on Form 10- K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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